EXHIBIT 99.1

   Sky Petroleum Updates Drilling Operations on Second Mubarek Well

              K2-ST4 Drill Depth of 13,528 Feet Achieved

    AUSTIN, Texas--(BUSINESS WIRE)--Sept. 25, 2007--Sky Petroleum, Inc. (OTCBB:SKPI), an oil and gas exploration company, is pleased to announce that Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, has informed the company that the Mubarek K2-ST4 well, the second of the two wells under the Participation Agreement between Crescent and Sky Petroleum, has been drilled to a total depth of 13,528 feet (12,866 feet Total Vertical Depth) near the base of the Ilam reservoir.

    Crescent plans to complete the well and acidize it, connect the gas lines for gas lift and move the Rani Woro drilling rig off location. The K2-ST4 well will then be put on production from the K wellhead platform using the existing gas lift and flow lines. Crescent expects that the well will be on production within 30 days, subject to any unforeseen operational delays. A period of stabilization will then be required to establish the correct gas lift parameters for the well to optimize production and recovery of oil.

    Mubarek Field Program

    The Participation Agreement with Crescent gives Sky Petroleum the right to participate in a share of the future production revenue by contributing up to $25 million in drilling and completion costs related to two obligation wells in the Mubarek Field, offshore United Arab Emirates. The $25 million commitment for both wells was fully paid by the end of the first quarter of 2006. On completion of the two obligation wells a further well development program will be evaluated.

    About Sky Petroleum

    Sky Petroleum (OTCBB:SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

    Safe Harbor

    Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for completing the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

    CONTACT: Sky Petroleum, Inc.
             Investor and Public Relations
             512-687-3427
             info@skypetroleum.com